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                                                                    EXHIBIT 10.6

                     OIL, GAS AND COALBED METHANE GAS LEASE

      This agreement (this "Lease") is made as of the 3rd day of April, 2001 (the "Lease Date") by and among AFC Coal Properties, Inc., an Ohio corporation, whose address is 580 Walnut Street, 9th Floor, Cincinnati, Ohio 45202, and American Premier Underwriters, Inc., a Pennsylvania corporation, whose address is 580 Walnut Street, 9th Floor, Cincinnati, Ohio 45202 (collectively, "Lessor"), and Methane Management, Inc., an Ohio corporation, whose address is 33255 Bainbridge Road, Solon, Ohio 44139, and BPI Industries (USA), Inc., a Nevada corporation whose address is 470 Granville Street, Suite 630, Vancouver, British Columbia, V6C 1V5 CANADA (collectively, "Lessee").

                                   WITNESSETH:

      1.    GRANTING CLAUSE AND RESERVATION.

      (a) Lessor, in consideration of the royalties described below of which, Two Hundred Seventy-Five Thousand Dollars ($275,000), shall be paid by Lessee to Lessor concurrent with the signing of this Lease and the covenants and agreements of Lessee hereinafter contained, does hereby grant, lease and let exclusively unto Lessee any and all rights Lessor owns in Williamson, Saline and Franklin Counties, in the State of Illinois, either now known and described in Exhibit A or determined in the future, related to oil, gas, coalbed methane gas, methane gas and other hydrocarbons other than coal ("Covered Hydrocarbons") below the surface to the base of the Pre-Mt. Simon sandstone or their stratigraphic equivalents (the "Depth") underlying the tracts of land described in Exhibit A attached hereto, and subject to the terms contained herein the surface of any tracts of land described in Exhibit A hereto which are owned by Lessor solely for the purpose and with the exclusive right of exploring, drilling, and operating for producing and owning Covered Hydrocarbons together with the right to conduct exploration, geologic and geophysical surveys by seismograph, core test, gravity and magnetic methods, laying pipelines, building roads, tanks, power stations, telephone lines, treat, transport and own said products, and housing its other appurtenant easements and right-of-way Lessor may hold to the surface. The use of the surface shall be subject to rules prescribed by Lessor. The land described in Exhibit A attached hereto, all of which is located in Williamson, Saline and Franklin Counties in the State of Illinois, is hereinafter referred to as the "Land".

      (b) Lessor excepts from the terms of this Lease and expressly reserves unto itself, its successors and assigns the following:

            (i) Any right to explore for, mine, operate, produce, remove or market any hard mineral or hard mineral substance including but not limited to coal, uranium, and oil shale or their constituent products, or any of them from the Land;

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            (ii)  Any right to use the Land for the underground storage of oil, gases, liquid hydrocarbons or associated products; and

            (iii) All other rights not specifically granted by the provisions of this Lease.

      (c) Notwithstanding anything to the contrary contained herein, this Lease shall not be effective until Lessee has delivered to Lessor a duly executed general release in form and substance satisfactory to Lessor from Robert S. Wheat, Sr., Clyde House, Mid-Continent Methane, Inc., Harrison & Moberly, and any of their affiliates (collectively, the "Mid-Continent Parties").

      2. TERM. This Lease shall remain in force as to the Land for a term of five (5) years from the Lease Date (the "Primary Term" of this Lease) and as to a particular tract (as described in Section 6 below) so long thereafter as Covered Hydrocarbons are being produced from such tract providing a royalty payment of not less than One Dollar ($1.00) per acre in such tract per calendar month; provided, however, after the Primary Term, in the event the aggregate royalties do not exceed Forty-Two Thousand Dollars ($42,000.00) in any month, this Lease shall terminate.

      3. SHUT-IN ROYALTY. During any period (whether before or after the expiration of the Primary Term hereof) after Covered Hydrocarbons have been produced, when Covered Hydrocarbons are not being sold or used, and the well or wells are shut-in and there is no current production of Covered Hydrocarbons to keep this Lease in force as to such tract, Lessee shall pay or tender a royalty of One Thousand Dollars ($1,000) per well payable within one hundred and eighty
(180) days of the date such wells are shut-in, and by the payment, Lessee may extend the term of this Lease as to such tract for a period of one (1) year commencing from the date the well is shut in. When such payment is made it will be considered that oil, gas or coalbed methane gas is being produced within the meaning of this Lease. For the purpose of this Section, no well shall be considered shut-in unless (a) it is completed and tested and thereby shown to be capable of producing Covered Hydrocarbons and (b) the results of such tests have been delivered to Lessor.

      4. LESSOR'S ROYALTY.

      (a) As consideration of the premises, Lessor hereby reserves, and Lessee hereby covenants and agrees to pay Lessor, a royalty of fifteen percent (15%) on, and payable solely out of, gross proceeds from the sale of Covered Hydrocarbons as measured at the sales meter from all wells and shall be free and clear of all operating costs and expenses, provided no royalty shall be due during the first eighteen
            (18) months from the Lease Date unless and until the royalty which otherwise would have been due during such period would have been Two Hundred Seventy-five Thousand Dollars ($275,000.00). With respect to Covered Hydrocarbons used as allowed under this Lease under Section 22 or by Lessee in its operations, the royalty shall be based on the wellhead price at the time of production for the Covered Hydrocarbons so used.

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      (b)   Production royalties shall be paid monthly to Lessor's address set forth in Section 19 within forty-five (45) days after oil, gas or coalbed methane is measured for sale or delivery to a third party. Pursuant to pre-arranged division orders, royalties may be paid by the pipeline company or end users; provided, however, Lessee shall remain principally responsible for the timely payment of all royalties. If Lessee shall not timely pay Lessor any sum of money payable under the provisions of this Lease and such non-payment shall continue for a period of thirty (30) days, Lessee shall, in addition to such payment, pay Lessor interest on the delinquent amount, at the prime rate floating as disclosed from time to time in The Wall Street Journal plus five percent (5%), calculated from the time of such default. This provision shall in no way constitute a waiver of the requirement to pay on time and shall be cumulative and in addition to Lessor's rights either in law or in equity.

      5. DRILLING, DEVELOPMENT AND OPERATIONS.

      (a) Prior to drilling any well, Lessee shall provide Lessor with written notice of the location and such other information requested by Lessor. Lessee shall promptly commence and continuously prosecute production testing, drilling or reworking operations as a reasonable and prudent operator would and in a good and workmanlike manner. If a well is drilled which is capable of producing Covered Hydrocarbons in quantities that are economically feasible, Lessee shall diligently develop the well and market production therefrom as soon as possible.

      (b) All operations conducted by Lessee under this Lease shall be conducted at Lessee's sole cost and risk, and subject to the indemnity provisions of Section 16 below. Lessor shall have no responsibility for and no right to control or direct Lessee's performance under this Lease, except to advise Lessee of its failure to comply with the terms of this Lease. Subject to Section 18 below and without limiting of the generality of the immediately preceding sentence, Lessor and Lessee acknowledge that Lessor has no right or power to participate in the selection of a drilling contractor, to propose the drilling of a well, to determine the timing or sequence of drilling operations, to commence or shut down production, to take over operations, or to share in any operating decision whatsoever. Lessor and Lessee hereby expressly negate any intent to create (and this Lease shall never be construed as creating) a mining or other partnership or joint venture. No party shall have the authority to bind the other party for any obligation or otherwise act as an employee or agent of the other party for any purpose whatsoever.

      (c) Lessee shall use its best efforts, in accordance with all Laws and good industry practice, to complete the wells as producers of coalbed methane in paying quantities. Lessee shall conduct such coring, logging, testing, fracing and acidizing operations as a prudent operator would conduct under the same or similar circumstances. If a well cannot reasonably be completed as a producer of Covered Hydrocarbons within the Depth, Lessee shall promptly plug the well and perform all necessary surface restoration work. Lessee shall not engage in the so-

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            called underground gassification method of producing gas or coalbed methane; provided, however, Lessee may use nitrogen for fracing purposes and may use other stimulation processes subject to Lessor's prior written approval. Lessee shall have the right to flare coalbed methane during testing and prior to installation in accordance with all Laws (as defined below). Lessee shall utilize only those methods or practices which avoid creating a roof or coal structure that would adversely affect existing or potential mining operations in the Springfield No. 5 or Herrin No. 6 coal seams.

      6. TERMINATION AS TO NON-PRODUCING ACREAGE AND UNDRILLED FORMATIONS (PUGH CLAUSE). At the expiration of the Primary Term, this Lease shall terminate as to each tract (except as to tracts with shut-in wells as provided in Section 3) which is not producing royalties as required in Section 2(a), and shall terminate as to all the Land as to all depths below one hundred (100) feet below the stratigraphic equivalent of the deepest depth drilled by Lessee on the Land. For the purpose of this Section, a well primarily productive of oil shall hold this Lease only as to the eighty (80) acres upon which it is located with the well located in the center thereof, and a well which is primarily productive or capable of producing gas, coalbed methane gas or methane gas shall hold this Lease only as to the three hundred twenty (320) acres on which it is located with the applicable well located in the center thereof; and further provided that a well drilled into abandoned mineworks shall hold all areas in such mineworks that are drained by such well; provided further, however, if Lessee has exercised its rights under Section 7, the area held by a well shall be increased to the portion of the Land covered in the corresponding unit. At the expiration of the Primary Term, Lessee will deliver to Lessor, in recordable form, such releases as are necessary to evidence the expiration of this Lease as to the tracts which this Lease no longer covers.

      7. POOLING; UNITIZATION. Lessor grants Lessee the right to form a drilling unit or units to conform to regular or special spacing rules issued by any governmental authority having control of such matters, to conform to conditions imposed upon the issuance of drilling permits, or to promote the conservation of oil or gas or for the storage of gas or for the injection of air, gas, water, brine and other fluids. Lessee shall have the right, at its option to pool, or combine the leased premises or any portion thereof, with other land, lease or leases in the immediate vicinity thereof, at a time before or after drilling whether such land, lease or leases are hold by Lessee or by others. Lessee shall have the right to, re-pool, reform, enlarge and/or reduce or in any other manner modify or change the pooled unit in order to protect the correlative rights of the parties or to promote conservation of oil and gas. Such units shall not substantially exceed one hundred sixty (160) acres with respect to any zone or stratum predominantly oil-bearing, and not substantially exceed six hundred forty (640) acres with the respect to any zone or stratum predominately gas-bearing, or condensate bearing. The entire acreage pooled or unitized shall be treated for the purpose, except for the payment of royalties on production, as if it were included in this Lease. In lieu of the royalties elsewhere herein specified, Lessor shall receive, on the production from any unit so pooled, only such proportion of the royalties stipulated herein as the amount of its acreage placed in the unit bears to the total acreage so pooled in the particular unit involved. Notwithstanding anything to the contrary in this Lease, the commencement of operations for the drilling of a well on any such drilling unit, whether such drilling or other operations are on the Land and regardless of whether such operations were commenced before or after the execution of this Lease or any pooling or

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unitization, shall have the same force and effect in all respects as the commencement of operations for the drilling of a well on the Land hereby; and drilling, reworking or other operations conducted on any such drilling unit or production of oil or gas anywhere from such drilling unit, whether such drilling, reworking or other operations are on, or such production is from the Land and regardless of whether such operations were commenced before or after the execution of this Lease of any pooling or unitization, shall have the same force and effect as drilling, reworking or other operations conducted on or production obtained from the Land as to the continuance and/or extension of the term of this Lease. Lessor agrees to execute any and all documents Lessee reasonably deems necessary, desirable or convenient for any pooling or unitization under the terms of this Lease.

      8. AUDITS; INSPECTION; INFORMATION.

      (a) Lessee shall keep full and accurate records relating to the production of oil, gas and coalbed methane, and shall quarterly deliver to Lessor a written report describing and identifying, in such detail as Lessor may reasonably request the quantities and qualities of Covered Hydrocarbons produced and/or sold during the previous calendar quarter. Lessee and Lessee's buyers or transporters shall measure all production accurately using standards established by the American Gas Association (AGA) and/or the American Petroleum Institute (API) and all measuring devices shall be tamper proof as nearly as practicable. Lessee, shall provide promptly to Lessor upon request, copies of written results of all measurements, tests and sampling (including those performed by Lessee's buyers or transporters, but only if available to Lessee). Lessee shall maintain and keep available for Lessor's inspection upon required notice, copies of all contracts or documents, as well as all subsequent amendments and other addendums thereto, under which oil, gas and coalbed methane are marketed, processed, transported or otherwise disposed of. Lessee shall furnish Lessor quarterly copies of all purchase or run tickets and other reports and statements of purchases, gatherers, transporters, or processors respecting the marketing, gathering, transportation, processing or other disposition of Covered Hydrocarbons.

      (b) Upon three (3) days' written notice to Lessee, Lessor may audit Lessee's books and records but only as they relate to production, Covered Hydrocarbons marketed and sold or transferred to surface owners, or royalty payments. Such audit rights maybe exercised anytime while royalties are payable and for a period of twenty-four
            (24) months thereafter. In the event access to Lessee's books and records is not provided within three (3) days of the written notice required in the first sentence, Lessee shall pay Lessor Ten Thousand Dollars ($10,000,00) for each additional day or portion thereof access is denied or not provided. In the event an audit determines an underpayment by Lessee, Lessee shall pay on demand to Lessor all amounts (plus interest) due and the cost of such audit.

      (c) At reasonable times on reasonable notice to Lessee, Lessor shall have the right, at Lessor's expense, to:

            (i) Inspect by all appropriate means Lessee's facilities on the Land;

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            (ii)  Test Lessee's meters and other measuring and testing devices;

            (iii) Sample, test, measure and gauge production of the wells, including the right, but not the obligation, to install meters on lines;

            (iv) Observe Lessee in the performance of Lessee's obligations under this Lease; and

            (v) Examine or audit, during the term of this Lease and three (3) years thereafter, the books, records, supporting documents, files, and correspondence of Lessee and Lessee's buyers in connection with the Lease and the production and/or sale of Covered Hydrocarbons from the Land.

      (d) In the event access is not provided, Lessee shall pay Lessor Ten Thousand Dollars ($10,000.00) for each additional twenty-four (24) hour period or portion thereof access is denied.

      (e) Upon Lessor's written request, to the extent in Lessee's possession, Lessee shall provide Lessor with a written inventory of all wells (collectively, the "Prior Wells") drilled on the Land since May 25, 1994, and such other information regarding the Prior Wells as Lessor may request.

      9. TITLE. Lessor makes no covenant to Lessee for quiet enjoyment of the Land. Furthermore, Lessor does not warrant title, either express or implied, to the Land. Lessor shall not have any liability to Lessee with respect to any defect in title. Lessor has made or will make available to Lessee for inspection or copying at Lessee's expense any title information (such as coal leases or agreements, contracts, deeds, easements or rights-of-way) in its possession, if any, with respect to the Land. In receiving any information from Lessor, Lessee will keep such information confidential and will not use such information, or copy, distribute or disclose such information to anyone, for any purpose other than directly relating to this Lease.

      10. COAL MINING OPERATIONS. Lessee acknowledges that the coal and other hard minerals located in and under the Land, and the rights to mine and remove the same, are of great value and importance to Lessor and its lessees ("Mineral Tenants"). The right to mine and remove said coal and other hard minerals, whether by underground methods, surface-mining methods or any other method, shall be paramount to all rights granted to Lessee hereunder. There are excepted from the Land and the Depth and from the mining and appurtenant rights, waivers and immunities granted to Lessee hereunder, and hereby reserved to Lessor, the right to drill and maintain openings through the Land and the Depth for purposes of exploring for, developing, working, mining, removing, shipping and transporting any and all coal, clay and other hard minerals under and within the Land. Lessee will not violate any provisions of any coal leases that Lessor may execute in the future concerning the Land, copies of which will be furnished to Lessee. Lessee shall: (a) not commence any operation or install any facility which would constitute a present interference with any mining operations in or under the Land; (b) not commence any operation or install any facility without giving the Mineral Tenant under such leases at least forty-five (45) days prior written notice thereof and at least ten (10) days prior

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written notice of any application or filing with any state, Federal or local government authority for any permit or other authorization required for such operation or facility; and (c) within sixty (60) days after receiving notice from a Mineral Tenant under such leases that any operation being conducted or facility being maintained by Lessee has or within ninety (90) days will become an interference with the coal mining operations of a Mineral Tenant under such leases, Lessee shall, at Lessee's expense, take such steps as may be required to eliminate or prevent such interference, including, without limitation, ceasing such operation or removing or modifying such facility (and structures, equipment or personalty used therein) for the period of time necessary to permit a Mineral Tenant under such leases or other person or entity to complete the mining operations subject to such interference. Upon transfer by Lessor of any such reserved rights, Lessee shall expressly assume the obligations of Lessor contemplated in this Section. Because full extraction mining (e.g. longwall) may be used and subsidence may result, Lessee agrees that all surface facilities (including pipelines) will either be designed to withstand the effects of subsidence or will be removed prior to mining. In any event, neither Lessor nor Mineral Tenant will be liable for damage.

      Lessee further agrees that:

            (i) Lessor shall be notified of any proposed well location, and if Lessor is the surface owner, Lessor shall have the right to approve any roads, equipment and facility locations, pipelines and all other improvement required by Lessee hereunder;

            (ii) Lessee shall use its best efforts to drill holes and maintain wells as close to the vertical as possible and shall furnish Lessor with information (including, without limitation, downhole surveys) concerning the locations of all holes in the Herrin No. 6 coal seam and the unmined portions of the Springfield No. 5 coal seam and all holes on the adjacent Land and adjacent properties if Pooling and Unitization is used;

            (iii) Lessee shall prevent infiltration of oil and gas, brine, water, and other fluids into any workable coal seam except by way of an initial hydraulic "frac treatment" and any breach in the integrity of the well shall be rectified by the Lessee as soon as possible;

            (iv) After bonding or providing other security in accordance with all Laws (or if there is no requirement under any Laws, as Lessor may reasonably require), Lessee shall plug all abandoned wells in strict accordance with all Laws and as Lessor may otherwise reasonably require; and

            (v) Lessee shall protect the Land from drainage as a reasonable and prudent operator and drill such offsetting wells as a reasonable and prudent operator would in the same or similar circumstances.

      11. PROTECTION OF THE SPRINGFIELD NO. 5 AND HERRIN NO. 6 COAL SEAMS. Specifically Lessee acknowledges that Lessor may in the future sign leases for mining of the Springfield No. 5 and Herrin No. 6 coal in Williamson and Franklin Counties,

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Illinois. In the event coal mining is initiated in or above the above described areas of the Land, wells may have been drilled by Lessee that potentially could interfere with proposed coal mining operations. Upon notice to Lessee of the submission of an application for a coal mining permit and within sixty (60) days of notice that Lessee's well(s) may interfere with a Mineral Tenant's activities, Lessee agrees that Lessor or a Mineral Tenant may require that Lessee remove pipe casing in these coal seams to allow access for mining operations using any mining methods as if Lessee had not conducted any activities in or through such coal seams. Such plugging and removal shall be done in a manner acceptable to Lessor and its consultant, and all federal, state and local regulatory authorities and in compliance with applicable laws and regulations. For any non-producing well, Lessee shall also remove the casing before plugging the well. Lessee shall promptly commence and diligently pursue completion of the plugging and casing removal. To insure that funds are available for this plugging and removal process, Lessee agrees that:

      (a) Prior to drilling any well through the Springfield No. 5 and Herrin No. 6 coal seams, Lessee shall deposit an amount for each well drilled in an escrow account with an independent third party designated by Lessor as a casing removal fund. The amount deposited from time to time will be determined by Lessor in writing based on anticipated casing removal costs. The terms of the escrow account shall be acceptable to Lessor in its reasonable discretion. In Lessor's reasonable discretion, the amount of such deposits (including the deposits for the Prior Wells) shall be increased upon written notice to Lessee due to increased costs in casing removal, changes in any Laws or desired changes in methods of casing removal. It is understood that such removal costs shall include all foreseeable expenses needed to restore the wellhole to a condition as if Lessee had not conducted any activities through the coal seams and to insure that coal mining operations through these seams are unimpaired as contemplated above.

      (b) Within one hundred twenty (120) days of the Lease Date, Lessee shall have (i) plugged and removed the casing of at least one (1) of the Prior Wells (the "First Plugged Prior Well," which shall be a typical well -- not shallow compared to remaining wells) in accordance with the requirements of this Lease and all Laws, (ii) provided Lessor with a written certification and supporting documentation of such plugging and removal, the actual costs thereof, and the full payment of the costs, and (iii) made the deposits described above with respect to the other Prior Wells, provided the amount of such deposits may be based on the actual costs for removing the casing of the First Plugged Prior Well subject to increase as provided in the last sentence of (a) above.

      (c) Any expenses incurred by Lessee related to removal of casing in Williamson, Saline and Franklin Counties that is required for access for mining operations will be paid from this escrow account, and Lessee shall be responsible for a funding deficiency. Lessee will provide Lessor with copies of any bills, identifying the well and work performed, and lien waivers and other documents reasonably required by Lessor for payments to be made from this account.

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      (d)   Lessee will be the beneficial owner of this escrow account;
            provided, however, the escrow instructions will transfer all right, title and interest in the escrow account to Lessor if any of the following events occur:

            (i) Lessee fails to eliminate or prevent interference in the coal mining operations caused by existing wells when requested by any coal mining lessee of Lessor.

            (ii) Lessee becomes insolvent, ceases doing business or files for protection under bankruptcy laws.

      (e) Three (3) years following the later of (i) the expiration of the Primary Term and (ii) the end of production of Covered Hydrocarbons and the plugging and full reclamation of all wells on the Land in accordance with applicable law and Lessor's direction, any remaining funds in this escrow account will be released to Lessee.

      12. WATER DISPOSAL. Lessor grants to Lessee the rights to dispose of water produced in association with production of Covered Hydrocarbons from wells drilled pursuant to this Agreement. These rights are limited to water thus produced and Lessee shall not be permitted to dispose of water on the Land from other sources outside the Land. Lessee shall be responsible for all expenses of disposal, including, without limitation, drilling and casing. All water disposal operations (including, without limitation, drilling and depth and location of water disposal wells) permitted hereunder will be conducted in accordance with all applicable Laws. Lessee shall provide Lessor with copies of (a) all applications relating to water disposal wells filed with applicable regulatory authorities for such wells within three (3) days of such filing, and (b) all approvals of applicable regulatory authorities within three (3) days of Lessee's receipt. Lessee's right to dispose of produced water in disposal wells will be limited to those zones in the interval described below, provided Lessee shall have first provided Lessor with written evidence, reports or logs establishing the such zones are appropriate for water disposal:

      The water disposal rights granted are defined as all appropriate intervals as determined by Lessor between the Degonia Sand to the base of Pre-Mt. Simon sandstone.

      13. GENERAL OPERATING CONDITIONS.

      Lessee shall:

      (a) Comply with all federal, state, and local laws, statutes, ordinances, regulations and orders applicable to Lessee's operations, regulations and orders applicable to Lessee's operations and conditions created thereby, including environmental, land use, restoration, pollution, water quality and other laws relating to public health, safety and welfare, and all plugging requirements, including, without limitation, Illinois requirements and the Mine Safety and Health Administration standards (collectively, "Laws");

      (b) Fully indemnify, defend and hold harmless Lessor from and against any and all loss, liability, damage, cost and expense imposed as a result of any such laws,

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            including laws imposing strict liability or liability without fault, or the violation of any or Lessee's covenants hereunder;

      (c) Abstain from committing any waste or unnecessary damage, and from depositing any materials, supplies or litter on the Land; and

      (d) Obtain permission to enter the Land from both the surface owner and tenant or comply with 765 ILCS 530/1 et seq. Lessee shall be solely responsible for surface damages caused by Lessee and to clean up and restore the Land as nearly as possible to the condition existing on the date of this Lease to the reasonable satisfaction of the surface owner.

      14. SPECIAL OPERATING METHODS. As soon as possible after completion of any operation on any part of the Land or after Lessee shall no longer require a particular part of the Land for current operations, and in any event as to any of the lands covered hereby as to which this Lease shall terminate, Lessee shall return the premises to the condition that they existed at the commencement of this Lease upon completion from time to time of any particular operation and upon final cessation of operations upon the land covered hereby.

      Further, Lessee shall:

      (a) Provide to Lessor upon request all survey information which Lessee may now have or hereafter obtain to inform Lessor fully as to the exact location of any well drilled and copies of all logs, drill stem test records, core analyses, pressure tests, or any other information obtained by Lessee in the course of drilling any well;

      (b) Promptly pay Lessor, if Lessor owns the surface, or to the owner of the surface if Lessor does not own the surface, for anticipated damage to timber, growing crops, fences, livestock, and other property upon commencing any exploration, drilling or production activities on the Land; and upon completion of each such separate activity, promptly pay Lessor or the owner for any and all damages suffered from Lessee's activities not theretofore paid;

      (c) Bury all pipelines and conduits to a depth greater than one (1) foot below plow depth on tillable land and two (2) feet below surface on non-tillable land;

      (d) Upon written request by Lessor, enclose with an adequate fence all equipment and excavations, and either immediately repair any fence cut by Lessee or immediately install cattle guards or steel gates upon cutting a fence;

      (e) Abstain from drilling, without prior written consent of Lessor, any well within two hundred (200) feet of any pond or other source of water, or any building or improvements which is now or may hereafter be constructed or located on the Land;

      (f) Not use, without the prior written consent of Lessor, any fresh water from the Land;

      (g) Separate and stockpile all topsoil from the excavation work, and upon abandonment of such work or termination of this Lease, fill and level all excavations, replace the top soil, and seed and sod excavations, replace the top soil, and seed and sod excavated areas to Lessor's satisfaction;

      (h) Maintain in good condition all wells, drilling facilities, roads, pipelines, equipment, storage areas, and other improvements owned, used or constructed by Lessee, and upon termination of this Lease in whole or as to any part of the Land, or in the event of a dry hole, remove all such materials and equipment and plug any abandoned well, in accordance with all applicable statutes, rules and regulations; and

      (i) Notify Lessor or other representatives designated by Lessor from time to time, at least twenty-four (24) hours prior to the commencement of any plugging or cementing operations and again promptly after plugging has been completed. Lessee shall furnish Lessor with copies of each plugging affidavit. Prior notice of plugging or cemented operations may be given by telephone or other oral communication provided that written confirmation is delivered within two (2) days of such oral notice. To the extent that the terms and conditions of this paragraph apply to the surface, the same shall be operative notwithstanding the fact that Lessor does not own the surface.

      Anything contained herein to the contrary notwithstanding, the location of any and all wells, pipelines, storage facilities and other structures upon the Land shall be subject to the prior written approval of Lessor so that Lessor can determine whether the same complies with this Lease or same interferes with current or future mining operations, provided Lessor's approval of any such location shall not constitute a waiver of any of its rights under this Lease. Lessor shall have twenty (20) days after Lessee notifies Lessor of any proposed well, pipeline, storage facility or other structure to deliver its written approval or disapproval. Approval will not be unreasonably withheld. If no such approval or disapproval is received during the twenty (20) day period, Lessor shall be deemed to have approved the location of the proposed well, pipeline storage facility or other structure, and Lessee may proceed accordingly; provided, however, any such approval shall not be deemed to be Lessor's assurance that Lessee's activities are permitted under any coal leases or will not interfere with mining operations.

      15. FORCE MAJEURE. Lessee's obligations to drill, develop and conduct operations and to market Covered Hydrocarbons shall be excused (but in no event for more than one (1) year) if any such drilling, development, operating marketing is interrupted, delayed or prevented by a force majeure event. The term "force majeure" as used herein shall mean any of the following causes: an act of God, fire, strike, civil disorder and inability to obtain equipment or supplies due to governmental order or action or by regulation of local, state or federal authority; provided that any such force majeure shall have been beyond the control of Lessee, shall have operated without the fault or negligence of Lessee and could not have been foreseen or avoided through ordinary diligence. Within twenty-four (24) hours of the occurrence of a force majeure event, Lessee shall provide Lessor with written notice and a specific description of such event. The effects of such force majeure shall be limited by Lessee insofar as possible and with all reasonable dispatch but shall not extend the Primary Term for more than one (1) year.

      16. INDEMNIFICATION. Lessee shall and hereby does agree to indemnify, hold harmless and defend Lessor and its officers, directors, shareholders, employees, attorneys, agents, successors and assigns from and against any and all lawsuits, actions, proceedings, disputes, penalties, fines, impositions, and claims (hereinafter referred to collectively as "claims") based on (a) death of or injury to persons or destruction of or damage to property arising out of Lessee's acts or omissions, (b) violation by Lessee of any civil, criminal or other statute, law, rule, regulation or ordinance, or failure by Lessee to comply with any federal, state or local law, (c) any public or private nuisance arising out of Lessee's acts or omissions, (d) any requirement for restoration, removal, remediation, repair or reclamation with respect to any area of the Land or lands outside the Land arising out of this Lease or any act or omission of Lessee, (e) any use or occupancy of the Land by Lessee during the term of this Lease, or any condition of the Land for which Lessee is responsible arising during or after the term of this Lease, (f) any other act or omission of Lessee,
(g) Lessee's (i) representations or statements to third parties, (ii) omissions to make representations or statements to third parties when such representations or statements are necessary in order to avoid misrepresentation or inaccuracy, or (iii) relationships with third parties, including, but not limited to, persons or entities who or which provide debt or equity financing, services or equipment to Lessee with respect to this Lease, or activities conducted or to be conducted by Lessee hereunder, (h) any failure by Lessee to comply with any other term of this Lease with respect to Lessee's operations, acts, use or occupancy of the Land, and (i) any claim or demand made by, on behalf of or in connection with any of the Mid-Continent Parties. Without limiting the generality of the foregoing, Lessee's obligations hereunder shall include but are not limited to claims brought under United States, State of Illinois or local environmental statutes, laws, rules, regulations or ordinances. Lessee's obligations hereunder include the obligation to reimburse Lessor for all fees, costs and expenses incurred in connection with any claim which is subject to this Section 16.

      Lessee shall defend, at its cost, any claim or action brought to recover or assert any such claim and shall pay any judgment rendered pursuant to such claim or action together with all costs and expenses (including, without limitation, attorneys' fees) incidental thereto.

      Lessor shall not be liable for special, indirect or consequential damages incurred or experienced by Lessee resulting from or arising out of this Lease or the operations contemplated hereby, including without limitation loss of profit, loss of Covered Hydrocarbon resources, loss of business opportunities or business interruptions, howsoever caused.

      17. INSURANCE.

      (a) Lessee shall maintain in full force and effect during the term of this Lease:

            (i) Workers Compensation Insurance in accordance with applicable state laws and when applicable extended to include coverage for maritime obligations, United States Longshoremen's and Harbor Worker's Compensation Act, Outer Continental Shelf Lands Act, Jones Act and Death on the High Seas Act;

            (ii) Employer's Liability Insurance with limits of at least Five Million Dollars ($5,000,000);

            (iii) Comprehensive General Public Liability insurance, including contractual liability coverage, with limits of at least Five Million Dollars ($5,000,000); and

            (iv) Automotive Liability Insurance covering all owned, non-owned and hired vehicles with limits of at least Five Million Dollars ($5,000,000).

      (b) Commencing with the drilling of the first well and thereafter, Lessee shall maintain in full force and effect Environmental Impairment Insurance with limits of at least Five Million Dollars ($5,000,000).

      (c) All insurance policies shall be occurrence basis policies on terms reasonably acceptable to Lessor from an insurance carrier authorized to do business in the State of Illinois and having a policyholder's rating of "A" or better in the most current edition of Best's Insurance Reports. Lessee further agrees to name Lessor as additional insured under the insurance coverages set forth above.

      (d) On the date of this Agreement with respect to the coverages set forth in Section 17(a), Lessee will furnish Lessor with valid certificates of insurance signed by the insurance carrier(s) certifying the above coverages to Lessor's reasonable satisfaction, and stating that such coverage will not be terminated, modified or cancelled without at least thirty (30) days prior written notice to Lessor. In the event a policy in accordance with Section 17(c) is not available for the coverage set forth in Section 17(b), Lessee shall provide Lessor with replacement security and protection, including, without limitation, for the duty to defend, which is approximately the equivalent of the required coverage as determined by Lessor in its reasonable judgment.

      18. TERMINATION AND RELEASE OF LEASE. This Lease shall terminate, without further action of the parties, if Lessee fails to correct any breach of any provision of this Lease within thirty (30) days of the date of which Lessor shall have notified Lessee of such a breach; provided, however, in the event Lessee fails to pay royalties by the due date more than four (4) times in any twelve (12) consecutive month period or six (6) times in any thirty-six (36) consecutive month period, this Lease shall terminate automatically without any further notice of a payment breach. Lessee may re-enter the Land for a period of ninety (90) days after termination of this Lease to remove Lessee's equipment and related property from the Land, and may re-enter the Land thereafter, as and when required by Law, to perform reclamation and environmental remediation work on the respecting the Land. Notwithstanding such termination, Lessee's obligations hereunder which by these terms survive termination and any accrued and unsatisfied obligations hereunder (including, without limitation, indemnity, audit and payment obligations) shall survive the termination of this Lease. If Lessor remedies any breach of Lessee, Lessee shall pay Lessor on demand for expenses incurred by Lessor in curing such breach plus interest on such amount at the rate specified in Section 4(b).

      19. NOTICES. All notices, request, demands and other communications under this lease shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally or by telecopier, telex or other similar communication, (ii) on the first day after sending if sent for guaranteed next day delivery by Federal Express or other next-day courier service or (iii) on the fourth business day after mailing if mailed by registered or certified mail, return receipt requested, postage prepaid, and properly addressed as follows:

      If to Lessor:
      AFC Coal Properties, Inc.
      580 Walnut Street, 9th Floor
      Cincinnati, Ohio 45202
      John A. Anderson, President

      If to Lessee:
      Methane Management, Inc.
      33255 Bainbridge Road
      Solon, Ohio 44139
      James G. Azlein, President

      BPI Industries (USA), Inc.
      470 Granville Street, Suite 630
      Vancouver, British Columbia
      V6C 1V5
      CANADA
      Curtis R. Huber, President

Any party may change its address for purposes of this Lease by giving the other parties hereto notice of the new address in the manner set forth above.

      20. TAX CREDIT. Lessee shall not intentionally undertake or knowingly allow any transaction pertaining to the ownership for this Lease which would create a disallowance in whole or in part of the tax credit which may be authorized under Section 29 of the Internal Revenue Code for production of nonconventional fuel.

      21. TAXES. Lessee shall pay when due and payable all taxes and assessments, and all license, permit or other fees, legally assessed, levied, imposed upon or becoming legally due and payable out of or in respect of (a) Lessor's or Lessee's interest in the Covered Hydrocarbons on the Land, if separately assessed, or (b) Lessee's property or equipment on the Land or any used or occupancy of said Land under this Lease, for which Lessor is legally liable or for which the Land or Lessor's interest therein may be subject to lien. Lessor shall pay all other property taxes which but for the execution of this Lease Lessor would be liable, including, without limitations, real estate taxes upon the surface of the Land (to the extend Lessor has any interest in the surface).

      22. FARM TAP. Lessee may provide a "farm tap" for use of free or discounted gas or coalbed methane gas by the surface owner for domestic or farm use only, in order to obtain easements or rights-of-way if deemed necessary by Lessee, and/or for the operation of compressors or equipment necessary to produce Covered Hydrocarbons from the Covered Land. Any agreements between the Lessee and surface owner are subject to the limitations placed on the Lessee pursuant to the terms of this Lease, including Lessor's right to mine and produce coal without interference. Neither Lessor nors Minerals Tenant is or will be liable for any damage to farm tap facilities or for damages resulting from termination of coalbed gas production.

      23. SEVERABILITY. Nothing in this Lease is intended to breach or be in violation of state or federal statute. Any such provisions that are in contradiction or violation thereof are duly voided and shall not cause failure of the remaining provisions of this agreement.

      24. RELATIONSHIP OF THE PARTIES.

      (a) NOTHING CONTAINED IN THIS AGREEMENT OR ANY CONSENT OR OTHER AGREEMENT EXECUTED IN CONNECTION HEREWITH SHALL BE DEEMED TO CREATE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY INTENTION TO CREATE, ANY JOINT VENTURE, PARTNERSHIP, AGENCY, EMPLOYMENT, OR OTHER RELATIONSHIP BETWEEN LESSOR AND LESSEE AND FOR ALL PURPOSES LESSOR AND LESSEE ARE INDEPENDENT CONTRACTORS. LESSEE SHALL INCLUDE IN ANY INFORMATION PROVIDED TO OR AGREEMENTS WITH ANY CUSTOMER, PURCHASERS, SUPPLIERS, VENDORS, LENDERS OR INVESTORS A STATEMENT THAT LESSOR AND LESSEE ARE INDEPENDENT CONTRACTORS FOR ALL PURPOSES, AND NEITHER LESSOR NOR LESSEE SHALL BE RESPONSIBLE FOR THE ACTS OR OMISSIONS OF THE OTHER.

      (b) LESSOR EXPRESSLY DISCLAIMS ANY RESPONSIBILITY FOR THE ACTIONS AND REPRESENTATIONS OF LESSEE, INCLUDING BUT NOT LIMITED TO REPRESENTATIONS CONCERNING THE ECONOMIC FEASIBILITY OR THE FINANCIAL VIABILITY OF ANY OIL, GAS OR COALBED METHANE OPERATION CONDUCTED ON THE LAND.

      (c) Lessee represents, warrants and covenants that it (i) will not make any statement, representation, warranty or promise concerning, or description of or reference to, this Lease, the subject matter hereof or the relationship of Lessor and Lessee, which is false, misleading or inaccurate, either by its terms or as a result of omission of information which is necessary for such statement, representation, warranty, promise, description, or reference to be true or accurate, and (ii) will provide a copy of this Lease to any prospective investor, lender, partner or joint venturer relating to this Lease or involving the rights and obligations of Lessee under this Lease. Lessee further represents and warrants that only accredited investors (as defined under federal securities laws) will be permitted to invest in Methane Management, Inc. or directly in the transactions contemplated by this Lease, whether as debt or equity.

      (d) Lessee acknowledges that Lessor makes and has made no representations, warranties or promises to Lessee regarding (i) the condition under the Land or the Depth or the existence, quantity, quality or depth of coal, oil, gas or coalbed methane which is the subject of this Lease and (ii) the profitability, commercial viability or economic feasibility of oil, gas or coalbed methane extraction from the Land. In entering into this Lease, Lessee has relied solely and exclusively on its own independent investigation of the foregoing matters, the Land, and the Depth and Lessee agrees that the Land and the Depth are provided "AS IS, WHERE IS" with all faults, defects and conditions, whether structural, environmental or otherwise. Lessor shall not be liable for special, indirect or consequential damages incurred or experienced by Lessee resulting from or arising out of this Lease or the operations contemplated hereby, including, without limitation, loss of profit, loss of oil, gas or coalbed methane resources, loss of business opportunities or business interruptions, howsoever caused, except if due to Lessor's material breach of this Lease.

      (e)   All obligations of Methane Management, Inc. and BPI Industries
            (USA), Inc. as Lessee hereunder shall be joint and several.

      25. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Lease shall be binding upon and inure to the benefit of the respective successors and assigns of the parties. This Lease may not be assigned by Lessee without the prior written consent of Lessor, which consent shall not be unreasonably withheld; provided, however, in no event whatsoever shall Lessee make any assignment to any of the Mid-Continent Parties. All assignments shall be executed and acknowledged in recordable form and shall be recorded in the real property records of the counties and states in which the Land is situated. No assignment of Lessor's interest in this Lease shall enlarge the obligations or diminish the rights of Lessee. Lessor may transfer or assign ownership of the Land or the Lessor's interest in this Lease, but no such transfer or assignment shall be binding on the Lessee until the Lessee has been furnished a copy of a written transfer or assignment.

      26. JURISDICTION; JURY WAIVER. Any lawsuit, dispute, action or other proceeding (collectively, "Action") based on or arising out of or in connection with this Lease, whether in contract, tort or otherwise, or any order or judgment entered by any court in respect thereof must be brought, maintained, and entered exclusively in the courts of Hamilton County, Ohio or in the Western Division of the United States District Court for the Southern District of Ohio; provided however, that any suit brought by Lessor seeking enforcement against any collateral or other property may be brought, at Lessor's option, in the courts of any jurisdiction where such collateral or other property may be found. Each party to this Lease (and their respective affiliates, successors and assigns) expressly and irrevocably submits to the jurisdiction of the courts of the State of Ohio and of the United States District Court for the Southern District of Ohio for the purpose of any such Action, order or judgment. Lessee further irrevocably consents to the service of process by registered mail, postage prepaid, to the address set forth for such Lessee in this Lease (or such other address as it shall have specified in writing to Lessor as its address for notices hereunder) or by such other service as may be authorized by the applicable court's rules. Service by the aforementioned mailing shall be deemed good and sufficient service thereof. Each party to this Lease (and their respective affiliates) hereby expressly and irrevocably waives any defense or objection which it may now or hereafter have based on a claim of lack of personal jurisdiction or based on improper venue or based on the doctrine of forum non conveniens as to any such Action brought in any court referred to above, Lessee further irrevocably agrees that a final judgment, award or decree in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner as provided by law. THE PARTIES TO THIS LEASE FURTHER EXPRESSLY AND IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH ACTION AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED TO A COURT AND NOT BEFORE A JURY.

      27. DATA TRANSFER. Upon request by Lessor, Lessee shall make available to Lessor all geological, geophysical, engineering, or other information that Lessee acquires with respect to the Land. In addition, Lessee shall provide to Lessor, materials in possession of Lessee relating to title to the Land including, without limitation, abstracts, title opinions and reports and title curative documents. Lessor shall be entitled to make copies of any such information and materials at its expense.

      28. MINISTERIAL DOCUMENTS. Lessor shall not unreasonably refuse to execute in a timely manner ministerial documents (such as applications or drilling permits, approvals or consents) as may be reasonably necessary to give effect to a provision of this Lease.

      29. ENTIRE AGREEMENT. This Lease constitutes the entire agreement between the parties hereto with respect to the subject matter and supersedes all representations, statement or agreements, written or verbal, between the parties or by a party with respect to such subject matter. This Agreement shall only be amended or modified in writing.

      30. GOVERNING LAW. This Lease shall be governed by and construed under the laws of the State of Illinois.

      31. RECORDING OF MEMORANDUM OF LEASE. Lessee shall record a memorandum of this Lease in the real property records of the county(ies) in which the Covered land is situated.

      32. SURRENDER OF LEASE. Lessee may at any time and from time to time surrender this Lease as to any part or parts of the Land by delivering a release thereof to Lessor and placing it of record in the land records of the county where the Land is situated.

      33. INTERESTS OF THIRD PARTIES. This lease is subject to all existing reservations, exceptions, easements, encumbrances, restrictions, covenants, servitude, grants, deeds, leases, conveyances and other matters affecting the Land, including without limitation the coal leases which may hereafter be executed by Lessor affecting the Land; upon the request of Lessor, Lessee agrees to execute and deliver to Lessor or such party such instruments as are necessary to confirm the subordinated of its rights hereunder to such lease.

      IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the day and year first written above.

LESSOR                                       LESSEE

AFC Coal Properties, Inc.                    Methane Management, Inc.

By:  /s/ John A. Anderson                    By:  /s/ James G. Azlein
   -------------------------------------        --------------------------------
   John A. Anderson, President                  James G. Azlein, President

American Premier Underwriters, Inc.          BPI Industries (USA), Inc.

By:  /s/ John A. Anderson                    By:  /s/ Curtis R. Huber
   -------------------------------------        --------------------------------
   John A. Anderson, Vice President             Curtis R. Huber, President